Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release

For release: Immediately
For further information contact: Paul McPartlin

TECH/OPS SEVCON REPORTS ANNUAL AND FOURTH QUARTER RESULTS
AND ANNOUNCES QUARTERLY CASH DIVIDEND

Southborough, Mass. December 6, 2005... Tech/Ops Sevcon, Inc. (AMEX symbol TO) reported that net income for the year ended September 30, 2005 was $641,000, or $.20 per diluted share. In fiscal 2004 the Company had net income of $611,000, or $.19 per diluted share. Revenues for fiscal 2005 were $31,675,000, an increase of $2,525,000, or 9%, compared to the prior year's $29,150,000. Foreign currency fluctuations, principally the strength of the Euro and British pound compared to the US dollar, accounted for an increase of $640,000 in reported sales. Excluding the foreign currency impact, volumes were 6% higher than last year due mainly to improved conditions in the aerial lift market served by the controls business segment.

Operating income for fiscal 2005 was $999,000, compared to $972,000 last year. Increased volumes, better margins and lower engineering expense contributed to improved operating income; however, increased sales and marketing expense on advanced new products and adverse foreign currency fluctuations during fiscal 2005 partially offset this improvement.

Fourth quarter sales were $7,586,000, a decrease of $339,000 or 4%, compared to the prior year's $7,925,000. Foreign currency fluctuations, principally the strength of the dollar compared to European currencies in the fourth quarter, resulted in a decrease in reported sales of $75,000, or 1%. The aerial lift market was over 30% ahead of last year, however most other markets served by the controls business were down in the fourth quarter of the current fiscal year. The capacitor market was down by over 20% compared to the same period last year. Operating income for the fourth quarter was $313,000 compared to $398,000 for the same quarter last year. The decrease in operating income was mainly due to lower volumes and to foreign currency fluctuations, partially offset by better margins. There was net income of $233,000 for the fourth quarter of fiscal 2005 compared to $285,000 for the same quarter last year. The net income per diluted share was $.07 in the fourth quarter of fiscal 2005 compared to $.09 per share for the same quarter last year.

The Board of Directors today declared a quarterly cash dividend of $.03 per share for the first quarter of fiscal 2006. The dividend will be paid on January 5, 2006 to stockholders of record on December 21, 2005.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and Marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.


 Financial Highlights 2005
(in thousands except per share data)
		              Three months ended    Twelve months ended

                           Sept 30 Sept 30       Sept 30    Sept 30
                              2005    2004          2005       2004

Net sales                   $7,586  $7,925       $31,675    $29,150
                             ====== ======       ========  ========
Operating income               313     398           999        972
Income before income taxes     323     417           951        918
Net income                  $  233  $  285       $   641    $   611
                             ====== ======       ========  ========
Basic income per share      $  .07  $  .09       $   .21    $   .20
                             ====== ======       ========  ========
Diluted income per share    $  .07  $  .09       $   .20    $   .19
                             ====== ======       ========  ========
Cash dividend per share     $  .03  $  .03       $   .12    $   .12
                             ====== ======       ========  ========
Average shares outstanding   3,125   3,125         3,125      3,125
                             ====== ======       ========  ========


Summarized Balance Sheet Data (derived from audited statements)
		(in thousands of dollars)
                                                   September 30, September 30,
                                                           2005          2004
                                                   ============   ============
Cash and cash equivalents and short-term investments  $   1,130     $     905
Receivables                                               6,193         6,109
Inventories                                               3,737         4,043
Prepaid expenses and other current assets                   915           931
                                                   ------------   ------------
     Total current assets                                11,975        11,988
Long-term assets                                          4,471         4,620
                                                   ------------   ------------
Total assets                                          $  16,446     $  16,608
                                                   ============   ============

Current liabilities                                   $   5,824     $   6,083
Deferred taxes                                               33            61
Stockholders' investment                              $  10,589     $  10,464
                                                   ------------   ------------
Total liabilities and stockholders' investment        $  16,446     $  16,608
                                                   ============   ============